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                                                                   EXHIBIT 10.23

                                      NTL:

                                NTL INCORPORATED
                                   26TH FLOOR
                              110 EAST 59TH STREET
                                    NEW YORK
                                     NY 1002

Mr. Stephen Carter
22 Melville Road
Barnes
London SW13 9RJ

6th November 2002

WITHOUT PREJUDICE

Dear Stephen

COMPROMISE AGREEMENT

I refer to our discussions concerning the termination of your employment with ntl Incorporated ("ntl"). The purpose of this letter agreement is to set out the terms which ntl is prepared to offer you and which are as follows:

1. Your employment with ntl will terminate on 30 November 2002 ("the Termination Date").

2. You will receive your basic salary and all other contractual benefits, including your retention bonus (the amount of the retention bonus being L225,000 gross which shall be paid less tax and National Insurance on the date that November's payroll is paid), plus any further annual variable compensation performance bonus due for the second six months of 2002 up to and including the Termination Date. All salary and bonus payments will be paid less tax and National Insurance. You will receive the sum of L525,000 gross less basic rate tax and National Insurance being payment in lieu of your notice. This sum being fully inclusive of your basic salary and guaranteed bonus for the entirety of the notice period. This payment will be made 2 days after the Termination Date (after the issue of your P45) and will be paid by transfer into the bank account into which your salary is normally paid. You will indemnify ntl in respect of any tax or National Insurance for which ntl has to account in respect of this payment or the other terms contained in this letter agreement.

3. You will also receive a payment of L75,000, by way of compensation for the termination of your employment of which L30,000 will be paid without deduction of tax. ntl will deduct tax at the basic rate and National Insurance from the balance. This payment will be made within 2 days of the Termination Date and will be paid by transfer into the bank account into which your salary is normally paid. You will indemnify ntl in respect of any

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         tax or national insurance for which ntl has to account in respect of this payment or the other terms contained in this letter agreement.

4. You may determine by notice in writing to ntl at least 15 days before the Termination Date that a part of the sum payable to you under paragraph 2 shall be paid by ntl to a FURB in which event the amount will be paid to you gross but will be subject to income tax in your hands.

5. ntl will make a one time payment of L30,962 gross on the Termination Date into your pension fund, (subject to Inland revenue regulations).

         ntl will continue to pay your car allowance at current rate on a monthly basis for the duration of the notice period ie until 1st January 2004 or until you are employed in alternative employment with at least equal car benefit.

6. You should submit your final expenses claim, if any, made up to 30 November 2002 within 14 days of the Termination Date. You will be reimbursed for all expenses reasonably incurred by you in the proper performance of your duties in accordance with normal ntl guidelines.

7. You confirm that you will return by 30 November 2002 to ntl all books, documents, papers, computer discs and other media (including copies), credit cards (other than the petrol card which may be retained and used until January 2004), keys, and all other property belonging to or relating to the business of ntl except your domestic computer equipment and mobile telephone and SIM card. Your mobile phone account will transfer to you from 30 November 2002.

8. For the period of 12 months from the Termination Date or until you enter alternative full time employment with at least equal healthcare cover, which ever is the sooner, ntl will continue to fund your family healthcare cover at no lesser level than at 30 November 2002.

9. You will not without the prior written consent of ntl divulge to any person or use for your own benefit or the benefit of any person any information of a confidential or proprietary nature concerning the business of ntl or of any associated company of ntl or of any customer or supplier of ntl which has come to your knowledge during the course of your employment. In addition, both parties will keep the fact and terms of this letter agreement confidential and will not disclose them to any third party other than as required by law or in order to instruct their professional advisors or in your case to discuss them with immediate family members.

10 Clause 6 (Non-Compete; Non-Solicit) of your Employment Agreement (save Clause 6 (viii) which the parties agree shall be hereby deleted with effect from the Termination Date) shall remain in full force and effect notwithstanding the termination of your Employment Agreement.

10.1 For the purposes of 6 (iii) of your Employment Agreement, the specified organisations of the Prohibited List for which you shall not render services for 12 months from the

                                      -2-

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         Termination Date are British Telecom, BSkyB, Freeserve, AOL and
         Telewest or their subsidiary companies directly competing with ntl.

11. The Company will pay your reasonable legal costs for legal advice as to the terms and effect of this letter agreement up to a maximum of L4,500 (exclusive of VAT). Payment will be made direct to your solicitors subject to receipt of an appropriate VAT invoice addressed to ntl from your solicitors.

12. These terms are offered without any admission of liability and are in full and final settlement of all claims and rights of action (whether under statute, common law or otherwise) in any jurisdiction in the world (including, but not limited to, a claim for unfair dismissal, breach of contract, unlawful deduction from wages or any other claim which could be brought in the Civil Courts or in an Employment Tribunal pursuant to the Employment Rights Act 1996, the Sex Discrimination Act 1975, the Equal Pay Act 1970, the Race Relations Act 1976, Article 119 of the Treaty of Rome, the Disability Discrimination Act 1995, the Trade Union and Labour Relations (Consolidation) Act 1992, the Working Time Regulations 1998 and the National Minimum Wage Act 1998) which you have or may have against ntl or any associated company of ntl, their officers, employees, shareholders, or investors (or any representative of the foregoing) arising from or connected with your employment, the termination thereof or any other matter concerning ntl PROVIDED ALWAYS that (i) this paragraph shall not apply to any claim you have or may have for personal injury or in respect of pension rights or pension benefits which have accrued to you up to the Termination Date; (ii) nothing in this Agreement shall affect any rights or claims you may have under or arising from the various directors and officers liability insurance policies maintained by ntl or the ntl Group or any associated companies, which shall continue to provide cover for you in accordance with their terms; (iii) in particular, without limitation, legal representation for you in the various class action suits proceeding in the New York courts ("the class actions") shall continue to be provided to you in accordance with the terms of ntl's directors and officers liability insurance referred to in (ii) above, notwithstanding that you are leaving ntl; and (iv) nothing in this Agreement shall prevent you from taking any steps that you are advised to take to defend and/or protect your position in the class actions or any other litigation to which you are made a party by reason of your employment by ntl Inc or actions or omissions as a director or officer of any relevant company, but if such steps are not authorised or advised by counsel appointed by ntl's insurers, ntl shall have no liability or responsibility to you if such directors and officers liability insurance policies are no longer valid or do not continue to provide cover for you in either case due to your own (as opposed to any other person's) default.

13. You confirm that you have received independent advice from Roger Alexander as to the terms and effect of this letter agreement and have discussed with your independent adviser your ability to pursue the claims listed below and in particular its effect on your ability to pursue your rights before an Employment Tribunal or any other court in relation to the following claims:

         -        unfair dismissal

         -        redundancy

                                      -3-

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         -        unlawful deductions from wages under the Employment Rights Act
                  1996

         -        sex, race or disability discrimination

         -        equal pay

         - any claim under the Trade Union and Labour Relations (Consolidation) Act 1992 (as amended)

         -        any claim under and/or concerning the Working Time Regulations
                  1998

         -        any claim under and/or concerning the National Minimum Wage
                  Act 1998

         -        breach of contract

         Roger Alexander is a relevant independent adviser (within the meaning of section 203 of the Employment Rights Act 1996) and there was in force when he gave the advice referred to in this paragraph cover under a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by you in respect of loss arising in consequence of this advice.

14. This letter agreement satisfies the conditions relating to compromise agreements under section 203 of the Employment Rights Act 1996, section 77 of the Sex Discrimination Act 1975, section 72 of the Race Relations Act 1976, section 9 of the Disability Discrimination Act 1995, section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992,
         section 35 of the Working Time Relations 1998 and section 49 of the National Minimum Wage Act 1998.

15. Roger Alexander by signing this letter agreement confirms to ntl that, to the best of his knowledge and belief, the statements set out in paragraph 13 above are correct.

16. Subject to the foregoing, both parties agree not to make any public statements (in the case of ntl by its senior management or ntl's official public relations representatives), which may have the effect of damaging or lowering the reputation of the other (which in ntl's case shall include ntl Group or any of its officers or employees).

17. ntl will make a press announcement substantially in the form of the attached draft and neither party shall make any other public statements which are inconsistent with the agreed announcement.

18. ntl will provide on request from future prospective employers, truthful, positive and helpful written references for you (consistent with the agreed announcement) and any answers to oral enquiries concerning you will be in commensurate positive and helpful terms.

19. You agree that all rights you may have with respect to any equity-based compensation of ntl or any of its associated companies shall terminate as of date you execute this letter agreement without any liability to ntl or any of its associated companies for such termination.

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Yours sincerely

/s/ Barclay Knapp
-----------------------------------
Barclay Knapp for and on behalf of NTL INCORPORATED

I hereby confirm my acceptance to the above terms.

Signed: /s/ Stephen Carter
        ---------------------------
        STEPHEN CARTER

Dated: 7th November 2002

I, Roger Alexander hereby confirm that I am a relevant independent adviser within the meaning of section 203 of the Employment Rights Act 1996 and with a valid policy of insurance or indemnity in force.

Signed: /s/ Roger Alexander
        ---------------------------
        INDEPENDENT ADVISER

Dated: 7 November 2002

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NTL:

MEDIA RELEASE

NTL'S UK MANAGING DIRECTOR AND COO
STEPHEN CARTER TO LEAVE AT YEAR END

New York, November 7, 2002 - NTL Incorporated (OTC BB: NTLD; NASDAQ Europe:
NTLI), announced today that Stephen Carter, Managing Director and Chief Operating Officer of NTL UK and Ireland, has decided to leave the Company at the end of this year following NTL's expected completion of its recapitalisation and emergence from US Chapter 11 and the successful completion of his operational objectives.

Stephen joined NTL from his position as CEO of J Walter Thompson UK Group. Since that time he has focused on integrating CWC Consumer Co into the business, improving operating efficiencies and reducing costs. During this period NTL has also become operating cash flow positive and established a market leadership position in broadband services.

Barclay Knapp, President and CEO of NTL said "Over the past two years Stephen has achieved a great deal at NTL. We are now the clear leader in broadband with 40% market share and our EBITDA margin has increased from 11% in 2000 to 28% in our latest quarterly results. I am sad to see Stephen go and I wish him well. The UK management team and I are now well situated to emerge from our recapitalisation process and re-establish ourselves in the competitive marketplace."

Stephen Carter said "We have achieved an enormous amount over the last two years, delivering broadband leadership and positive operating cash flow. With Barclay now based in the UK and returning to full-time operations, and with NTL on track to emerge from US Chapter 11 in November I feel the time is right to move on."

CONTACTS:
MEDIA:                         ANALYSTS:
NTL                            NTL
Tim Ryan/Alison Kirkwood       Tamar Gerber
44-(0)1256-752662              1-212-906-8451
44-(0)7788-186154              Virginia Ramsden
                               44-(0)20-7746-6826

BUCHANAN COMMUNICATIONS
Richard Oldworth
44-(0)20-7466-5000